CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                            MONTHLY REPORT - MAY 2008
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (1,172,463.734 units) at April 30, 2008         $ 3,069,399,320
Additions of 1,853.174 units on May 31, 2008                          4,945,908
Redemptions of (47,838.059) units on May 31, 2008                  (127,674,500)
Offering Costs                                                         (398,440)
Net Income (Loss) - May 2008                                         60,176,028
                                                                ---------------

Net Asset Value (1,126,478.849 units) at May 31, 2008           $ 3,006,448,316
                                                                ===============

Net Asset Value per Unit at May 31, 2008                        $      2,668.89
                                                                ===============

                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                       $(21,371,028)
    Change in unrealized                                             73,568,962
  Gains (losses) on forward and options on forward contracts:
    Realized                                                            857,851
    Change in unrealized                                             22,195,613
  Interest income                                                     3,801,184
                                                                   ------------

                                                                     79,052,582
                                                                   ------------

Expenses:
  Brokerage fee                                                      18,734,892
  Performance fee                                                             0
  Operating expenses                                                    141,662
                                                                   ------------

                                                                     18,876,554
                                                                   ------------

Net Income (Loss) - May 2008                                       $ 60,176,028
                                                                   ============

                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on May 31, 2008                          $   2,668.89

Net Asset Value per Unit on April 30, 2008                        $   2,617.91

Unit Value Monthly Gain (Loss) %                                          1.95%

Fund 2008 calendar YTD Gain (Loss) %                                     (0.07)%

To the best of my knowledge and belief, the information contained herein is accurate and complete.


                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit

Dear Investor,

Gains in the Commodity sector drive performance

Campbell's momentum-based models were well positioned for gains in the energy sector as the price of WTI Crude breached new technical levels, touching $135 per barrel mid-month. While commodity exposure has been relatively light for Campbell in the past, enhanced technical models are participating more actively (and also prudently) in this sector.

Foreign Exchange models also posted gains this month as high yielding currencies performed well despite range-bound trading of the US Dollar. Enhanced style management techniques enabled the models to successfully modulate risk exposure to carry factors resulting in a profitable outcome. Additional gains came from fixed income as the risk aversion theme continued to fade and inflation concerns grew.

Marginal losses were recorded in equity indices as global equity indices, particularly in Europe and Asia, moved sideways due to the ever-changing economic situation in the United States.

We remain committed and focused. Please do not hesitate to contact me with questions or commentary.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
General Partner
Campbell Strategic Allocation Fund, L.P.